EXHIBIT 99.1

Contacts:
Michael J. Shea Chief Financial Officer Mac-Gray Corporation 617-492-4040 ext. 310 Email: mshea@macgray.com	Jim Buckley Executive Vice President Sharon Merrill Associates, Inc. 617-542-5300 Email: jbuckley@investorrelations.com

Mac-Gray Reports Record Fourth-Quarter and Year-End Results

Double-Digit Gains in Revenue and Net Income Driven
by Organic Growth and Acquisitions

CAMBRIDGE, MA, February 28, 2005 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-housing locations including apartment properties, condominiums, military housing and hotels, and the nation’s largest provider of these services to college and university residence halls, today announced its financial results for the fourth quarter and year ended December 31, 2004.

Mac-Gray reported record fourth-quarter revenue of $49.7 million, an increase of 23% from 2003 fourth-quarter revenue of $40.4 million.  Net income for the quarter rose 12% to $1.8 million, or $0.14 per diluted share, from year-earlier fourth-quarter net income of $1.6 million, or $0.12 per diluted share.

For the year ended December 31, 2004, Mac-Gray reported record revenue of $182.7 million, an increase of 22% from revenue of $149.7 million for 2003.  Net income for 2004 was $5.3 million, or $0.40 per diluted share, an increase of 29% from net income of $4.1 million, or $0.32 per diluted share, posted in 2003.

Excluding pre-tax charges of $183,000 in 2004 and $381,000 in 2003 for the early extinguishment of debt, and pre-tax gains of $1.2 million on the sale of assets in 2004 and $836,000 on the sale of lease receivables in 2003, adjusted net income for 2004 was $4.7 million, or $0.36 per diluted share, compared with adjusted net income for 2003 of $3.8 million, or $0.30 per diluted share.  The year-over-year increase in adjusted net income was 24%.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to adjusted net income.

Comments on the Fourth Quarter

“Mac-Gray closed the year with a very strong fourth quarter, benefiting from both our January 2004 acquisition and record organic growth,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer.  “Our performance in the fourth quarter was driven primarily by our core laundry facilities management business, which posted a 31% year-over-year revenue increase.  Additionally, our commercial laundry equipment sales division also had a very strong quarter, registering a 38% year-over-year increase in quarterly sales, to $5.2 million.  Sales in our MicroFridge division were essentially flat in the quarter.  Income from operations increased to $4.3 million in the fourth quarter of 2004, from $3.5 million for the same period in 2003, an increase of 23%.”

Comments on the Full Year 2004

“For the full year, our results reflect the combination of both record internal growth and record acquisition-related growth.  Our core laundry facilities management business posted a 30% increase to $136.7 million in 2004 versus $104.8 million in 2003.  The incremental acquisition revenue in 2004 was $28.3 million, in line with our stated projection of an annual run rate of $29 million, and 89% of the division’s increase.  The margin contribution also met our expectation, as has our success rate in retaining or renegotiating acquired contracts.  The organic growth rate of 3%, or $3.6 million, in the division’s revenue reflected a record number of net new contracts placed in service, selective vend price increases, and the conversion of coin-operated accounts to card-operation, which leads to higher revenue.

“MicroFridge posted a 7% increase in 2004 revenue to $27.3 million, up from $25.4 million in 2003.  Commercial laundry equipment sales for 2004 were $14.9 million, a 4% increase from 2003, continuing a multi-year trend of stable top-line performance.

“Income from operations for 2004 was $13.5 million compared with $9.1 million in 2003, a $4.4 million, or 48%, increase.  Income from operations for 2004 and 2003 include pre-tax charges for the early extinguishment of debt and pre-tax gains on the sale of assets, as discussed above.

“Full-year earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA), as adjusted grew $7.1 million, or 26%, in 2004 to $34.4 million, up from $27.3 million in 2003.  The primary factors leading to this improvement were the acquisition-related contracts and the MicroFridge division’s increased profitability.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income, as reported, to EBITDA, as adjusted.

“Cash flows provided by operating activities were $37.1 million for 2004, compared with $24.5 million for 2003.  The year-over-year increase of 51% was produced by increases in working capital, depreciation and amortization expense, net income and deferred tax liabilities, which were partially offset by a decrease in prepaid expenses.

Business Outlook and Financial Guidance

“The outlook for Mac-Gray is stronger than at any point in recent history, in light of our 2004 results, our second significant asset acquisition, which closed in January 2005, and our organic growth momentum.  With this recent acquisition, which had 2004 revenue of $69.5 million, we extended our footprint to a national scale, augmented our position as the top provider to the college and university market and enhanced our strong, geographically diversified operating platform.  In addition, we gained many more opportunities for leveraging our fixed costs through fill-in acquisitions that would increase our density and profitability in certain targeted markets.

“Additionally, apartment occupancy rates, which are a key driver of machine usage and laundry facilities revenue, improved in 2004 in most of our markets, reversing a three-year downturn.  Mac-Gray also is well positioned as it continues to lead the industry in technology innovation.  Our Intelligent Laundry Systems™ product suite, led by LaundryView™ and PrecisionWash™, continues to increase our visibility in the academic community and differentiate us from the competition.

“We have consolidated our commercial laundry equipment sales and MicroFridge operations into a single Product Sales division in 2005.  We expect this to provide us with synergies, including cross-selling opportunities.  One example is our new MaytagDirect™ program, where sales for its first year totaling $1.3 million were largely incremental sales to existing customers of our laundry facilities management business,” concluded MacDonald.

Mac-Gray’s guidance for the full year 2005 is set forth below:

•                  Revenue in the range of $245 million to $260 million;

•                  Diluted earnings per share in the range of $0.45 to $0.50;

•                  Interest expense in the range of $9 million to $12 million;

•                  An income tax rate of 42% to 43.5%;

•                  Depreciation and amortization in the range of $30 million to $33 million; and

•                  Total capital expenditures in the range of $22 million to $25 million.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to vacancy rates, no change in the number of shares outstanding in calculating earnings per share data and the earnings impact of the events referenced in this release.  Also used to determine net income in the above guidance for 2005 is an estimate of the depreciation and amortization expense resulting from the January 2005 acquisition, which has been prepared by a business appraisal firm, and is currently being reviewed by the Company.  These estimates may be subject to fluctuations as a result of a number of factors, including the Company’s ability to successfully integrate the acquired assets and operations of Web Service Company and service the increased debt incurred to finance the acquisition, as well as the risk that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings.  Mac-Gray is not able to assess at this time the potential impact of these factors on projected results.  There can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Use of Non-GAAP Measures

To supplement the Company’s unaudited consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used non-GAAP measures of net income, including adjusted net income, EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted.  Management believes presentation of these measures is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results.  Management believes that to further understand the Company’s performance, EBITDA, as adjusted, should be compared with the Company’s reported net income and considered in addition to cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.  These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income, income per share or other measures prepared in accordance with GAAP.

Conference Call Information

The Company will host a conference call at 11:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s quarterly and year-end financial results, review business and operating highlights from the quarter, provide a business and financial outlook, and answer questions.  To hear a live broadcast of the call, log onto www.macgray.com or dial (719) 457-2629 or (800) 967-7140 prior to the call.

A replay of the call will be available from 2:00 p.m. ET today through midnight ET on Sunday, March 6.  To access the replay, dial (719) 457-0820 or (888) 203-1112 and refer to confirmation code 5641886.  You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, colleges and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premises for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry facilities business consists of approximately 45,000 multi-housing laundry rooms located in 40 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions, through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also has entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™

program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry Solutions™, Intelligent Laundry Systems™, LaundryView™, PrecisionWash™ and MaytagDirect™  are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s estimates of revenue, earnings, earnings per share, interest expense, income tax rate, depreciation and amortization expense, and capital expenditures for the full year 2005.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate the acquired assets and operations of Web Service Company and service the increased debt incurred to finance the acquisition, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenue	$49,676	$40,358	$182,694	$149,656
Cost of revenue:
Cost of route revenues	25,030	19,228	94,765	73,829
Depreciation and amortization	5,289	4,243	20,747	16,723
Cost of products sold	8,717	7,607	29,568	27,797
Total cost of revenue	39,036	31,078	145,080	118,349

Gross margin	10,640	9,280	37,614	31,307

Operating expenses:
Selling, general and administration expenses	6,254	5,839	25,130	21,960
Loss on early extinguishment of debt	—	—	183	381
(Gain) loss on sale of assets	134	(57)	(1,208)	(145)
Total operating expenses	6,388	5,782	24,105	22,196

Income from operations	4,252	3,498	13,509	9,111

Interest and other expenses, net	1,129	711	4,312	2,807
Gain on sale of lease receivables	—	—	—	(836)
Income before provision for income taxes	3,123	2,787	9,197	7,140
Provision for income taxes	1,328	1,189	3,934	3,036
Net income	$1,795	$1,598	$5,263	$4,104

Net income per common share - basic	$0.14	$0.13	$0.41	$0.32

Net income per common share - diluted	$0.14	$0.12	$0.40	$0.32

Weighted average common shares outstanding - basic	12,781	12,565	12,702	12,635

Weighted average common shares outstanding - diluted	13,197	12,817	13,028	12,741

MAC-GRAY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$6,491	$5,296
Trade receivables, net	8,437	9,067
Inventory	5,099	4,858
Prepaid route rent and other current assets	9,027	10,466
Total current assets	29,054	29,687

Property, plant and equipment, net	89,776	76,621
Intangible assets, net	71,891	45,289
Prepaid route rent and other assets	10,394	10,408
Total assets	$201,115	$162,005

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6,103	$3,619
Accounts payable and accrued expenses	26,100	19,816
Deferred rental revenues and customer deposits	803	1,005
Total current liabilities	33,006	24,440

Long-term debt and capital lease obligations	67,225	47,254
Other liabilities	699	862
Deferred income tax liabilities	24,249	20,720
Total liabilities	125,179	93,276

Stockholders’ equity:
Common stock	134	134
Additional paid-in capital	68,568	68,561
Accumulated other comprehensive income (loss)	822	(372)
Retained earnings	13,283	9,439
Treasury stock	(6,871)	(9,033)
Total stockholders’ equity	75,936	68,729
Total liabilities and stockholders’ equity	$201,115	$162,005

MAC-GRAY CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except per share amounts)

	Year ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$5,263	$4,104
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	21,794	17,823
Loss on early extinguishment of debt	183	381
Allowance for doubtful accounts and lease reserves	(553)	85
Gain on sale of assets	(1,208)	(485)
Deferred income taxes	4,018	1,098
Director stock grant	37	45
Non-cash interest expense	1,368	648
Decrease (increase) in accounts receivable	821	(1,482)
Decrease in inventory	563	1,328
(Increase) decrease in prepaid expenses, facilities management rent and other assets	(712)	974
Increase in accounts payable, accrued facilities management rent and accrued expenses	5,736	234
Decrease in deferred revenues and customer deposits	(202)	(273)
Net cash flows provided by operating activities	37,108	24,480

Cash flows from investing activities:
Capital expenditures	(17,826)	(15,372)
Payments for acquisitions	(41,454)	(1,030)
Proceeds from sale of lease receivables	—	3,284
Proceeds from sale of property and equipment	2,179	316
Net cash flows used in investing activities	(57,101)	(12,802)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(1,396)	(1,630)
Borrowing on mortgage note payable, net	3,880	—
Payments on 2000 Senior Secured Credit Facility, net	—	(54,500)
Borrowings on 2003 Senior Secured Credit Facility, net	18,288	48,694
Payments for repurchase of common stock	—	(622)
Financing costs	(297)	(466)
Payments for termination of derivitive instruments	—	(3,037)
Proceeds from issuance of common stock	95	66
Proceeds from exercise of stock options	618	97
Net cash flows used in financing activities	21,188	(11,398)

Increase in cash and cash equivalents	1,195	280
Cash and cash equivalents, beginning of period	5,296	5,016
Cash and cash equivalents, end of period	$6,491	$5,296

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net income, as reported	$1,795	$1,598	$5,263	$4,104

Income before provision for income taxes, as reported	$3,123	$2,787	$9,197	$7,140
Gain on sale of assets	—	—	(1,218)	—
Gain on sale of lease receivables	—	—	—	(836)
Loss on early extinguishment of debt	—	—	183	381
Income before provision for income taxes, as adjusted	3,123	2,787	8,162	6,685
Provision for income taxes, as adjusted	1,328	1,189	3,491	2,843

Net income, as adjusted	$1,795	$1,598	$4,671	$3,842

Diluted earnings per share, as adjusted	$0.14	$0.12	$0.36	$0.30

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization

(EBITDA, as adjusted)

(In thousands)

	Year ended December 31,
	2004	2003
Net income, as reported	$5,263	$4,104

Income before provision for income taxes, as reported	$9,197	$7,140
Gain on sale of assets	(1,218)	—
Gain on sale of lease receivables	—	(836)
Loss on early extinguishment of debt	183	381
Income before provision for income taxes, as adjusted	8,162	6,685
Provision for income taxes, as adjusted	3,491	2,843

Net income, as adjusted	4,671	3,842

Interest expense, net	4,439	2,807
Provision for income taxes, as adjusted	3,491	2,843
Depreciation and amortization	21,794	17,823

EBITDA, as adjusted	$34,395	$27,315

EBITDA, as adjusted, is defined herein as earnings before provision for income taxes, depreciation and amortization expense, gain on sale of assets and lease receivables, loss on early extinguishment of debt and interest expense.  EBITDA, as adjusted, should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles.  EBITDA, as adjusted, is presented because we believe that certain investors may find it to be a useful tool for measuring Mac-Gray’s ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements